LINKLATERS & PAINES (NEW YORK)
                  885 THIRD AVENUE, SUITE 2600
                    NEW YORK, NEW YORK 10022
                       FAX (212) 751-9335
                          TELEX 127812





                        30 September 1998



Nike Securities L.P.
1001 Warrenville Road
Lisle, Illinois  60532

Dear Sirs:

        GLOBAL TARGET 30 TRUST-OCTOBER 1998 SERIES FT 270

1. We have acted as special United Kingdom ("UK") taxation advisers in connection with the issue of units ("Units") in the Global Target 30 Trust, October 1998 Series (the "Trust") on the basis of directions given to us by Chapman and Cutler, counsel to yourselves.

2. This opinion is limited to UK taxation law as applied in practice on the date hereof by the Inland Revenue and is given on the basis that it will be governed by and construed in accordance with English law as enacted.

3. For the purpose of this opinion, the only documentation which we have examined is a draft prospectus for FT 270 comprising the Dow Target 5 Trust, October 1998 Series; the Dow Target 10 Trust, October 1998 Series; the Target 25 Trust, October 1998 Series; the Target Small-Cap Trust, October 1998 Series; the Global Target 15 Trust, October 1998 Series and the Trust (together the "Funds") dated 22 September 1998 (the "Prospectus"). We have been advised by Chapman and Cutler that there are no material differences between the Prospectus and the final prospectus to be issued for the funds of which Part I and Part II are to be dated 30 September 1998 and 1 October 1998, respectively. Terms defined in the Prospectus bear the same meaning herein.

4.   We have assumed for the purposes of this opinion that:

     4.1. a holder of Units ("Unit holder") is, under the terms of the Indenture governing the Trust, entitled to have paid to him (subject to a deduction for annual expenses, including total applicable custodial fees and certain other costs associated with foreign trading and annual Trustee's, Sponsor's, portfolio supervisory, evaluation and administrative fees and expenses) his pro rata share of all the income which arises to the Trust from the investments in the Trust, and that, under the governing law of the Indenture, this is a right as against the assets of the Trust rather than a right enforceable in damages only against the Trustee;

     4.2. subject as provided in paragraph 11 below, for taxation purposes the Trustee is not a UK resident and is a US resident;

     4.3. the general administration of the Trust will be carried out only in the US;

     4.4. no Units are registered in a register kept in the UK by or on behalf of the Trustee;

     4.5. the Trust is not treated as a corporation for US tax purposes;

     4.6. the structure, including the investment strategy of the Trust, will be substantially the same as that set out in the Prospectus; and

     4.7. each Unit holder is neither resident nor ordinarily resident in the UK, nor is any such Unit holder carrying on a trade in the UK through a branch or agent in the UK.

5. We understand that the portfolio of the Trust will consist of the common stock of the five companies with the lowest per share stock price of the ten companies in each of the Dow Jones Industrial Average, the Financial Times Industrial Ordinary Share Index and the Hang Seng Index respectively that have the highest dividend yield in the respective index as at the close of business on the business day prior to the date of the final prospectus to be issued for the Funds in respect of the stocks comprised in the Dow Jones Industrial Average and four business days prior to the date of the final prospectus to be issued for the Funds in respect of stock comprised in the Financial Times Industrial Ordinary Share Index and the Hang Seng Index; and that the Trust will hold such common stocks for a period of approximately one year, after which time the Trust will terminate and the stocks will be sold. We address UK tax issues in relation only to the common stocks of companies in the Financial Times Industrial Ordinary Share Index comprised in the portfolio of the Trust (the "UK Equities").

6.

6.1 Where a dividend which carries a tax credit to which an individual resident in the United Kingdom would be entitled under United Kingdom law (as distinct from a foreign income dividend (in relation to which see 7 and 9 below)), or a "special dividend" (in relation to which see 8 and 9 below), is paid by a UK resident company to a qualifying US resident which (either alone or together with one or more associated corporations) controls directly or indirectly less than 10 percent of the voting stock of that UK company, the qualifying US resident is entitled, on making a claim to the UK Inland Revenue, to a payment of a tax credit currently equal to a quarter of the dividend less a withholding tax of 15 percent of the aggregate amount of the tax credit and the dividend. Thus, on payment by a UK company of a dividend of 80 pounds, a tax credit of 20 pounds arises and so a qualifying US resident will be entitled, on making such a claim, to a payment from the UK Inland Revenue of 5 pounds (being 20 pounds less 15 percent of (20 pounds + 80 pounds)).

     6.2 A person will be a qualifying US resident for these purposes if:

          6.2.1.that person is a resident of the US for the purposes of the double tax treaty between the US and the UK (the "Treaty").

                The Trustee (in its capacity as recipient of the dividend on behalf of the Trust) will be a resident of the US for these purposes if it is resident in the US for the purposes of US tax. However, it will only be a resident of the US for Treaty purposes to the extent that the income derived by the Trust is subject to US tax as the income of a US resident, either in the hands of the Trust itself or in the hands of its beneficiaries.

                We have assumed that the Trust will not be subject to US tax on its income and that such income will be treated as income of the beneficiaries of the Trust for US purposes. Accordingly, the Trust would be a US resident for the purposes of the Treaty only to the extent that the beneficiaries would be taxable in the US on such income or treated as so taxable by agreement between the relevant authorities. The provisions of the Treaty have been extended to grant resident status to tax-exempt charitable trusts and pension funds. We understand that this is confirmed on the US Treasury side by its "Technical Explanation" of the Treaty issued on March 9, 1977;

          6.2.2 the dividend is paid to that person.

                We believe that the payment of a dividend to the Trustee and onward payment by the Trustee to a Unit holder should qualify as the payment of the dividend to the Unit holder for these purposes. The position is however not completely free from doubt, but this appears to be present Inland Revenue practice;

          6.2.3.the  beneficial  owner  of  the  dividend  is   a
                resident of the US for the purposes of the Treaty.

                The Trust will not be the beneficial owner of any dividend for these purposes. Whether a Unit holder is a beneficial owner will depend upon the circumstances of his ownership of the Units; and

          6.2.4.that person satisfies the other requirements of the Treaty including the following:

          (i) the dividend is not received in connection with a UK permanent establishment or fixed base of that person;

          (ii) subject to certain exemptions, that person is not a US corporation (a) 25 percent or more of whose capital is owned directly or indirectly by persons who are not individual residents or nationals of the US; and (b) which either
                (i) suffers US tax on the dividend at a rate substantially less than that which is generally imposed on corporate profits or (ii) is an 80:20 corporation for the purposes of the US Internal Revenue Code of 1954, section 861;

          6.2.5.that person is not a corporation resident in both the US and the UK; and

          6.2.6.that  person is not exempt from US tax in a  case
                where (a) that person's interest in the UK company is not acquired for bona fide commercial reasons and (b) if the recipient of the dividend were a resident of the UK and exempt from UK
                tax,  the  UK  exemption  would  be  limited   or
                removed.

     6.3 Therefore, although the position is not free from doubt, a Unit holder, where the requirements set out above are satisfied, should, on making an appropriate claim, be entitled to repayment of part of the UK tax credit. However, since the UK Inland Revenue normally require claims to be made by the beneficial owner of a dividend, the Trustee will not, in the absence of arrangements with the UK Inland Revenue and the Unit holders, be able to claim any such repayment.

          Moreover, in order to make a claim for repayment, the Unit holder will need to produce evidence of the payment of the dividend and of his interest in it. Normally this is achieved by submitting to the UK Inland Revenue tax vouchers which are derived directly from the UK company paying a dividend, or which are prepared by the Trustee and evidence to the satisfaction of the Inland Revenue the entitlement of the Unit holder to that dividend. Where the Trustee provides neither of these, it will in practice be difficult for the Unit holder to establish his beneficial interest in any dividend payment and accordingly his entitlement to any tax credit.

     6.4 Section 30 of the Finance Act 1997 provides that the tax credit attached to a dividend paid by a UK company on or after April 6, 1999 will be reduced to one-ninth of the dividend. Therefore, on payment by a UK company of a dividend of 80 pounds on or after April 6, 1999, a tax credit of approximately 9 will arise. A qualifying US resident which (either alone or together with one or more associated corporations) controls directly or indirectly less than 10 percent of the voting stock of that UK company will not be entitled to any payment in respect of that tax credit under the Treaty in respect of dividends paid on UK Equities on or after April 6, 1999.

7. Since July 1, 1994, it is possible for a UK resident company to elect to treat a cash dividend paid by it as a "foreign income dividend" ("FID"). If a company makes an effective election to pay a FID in respect of shares which are held in the Trust, there will be no entitlement to a refundable tax credit in respect of that FID, notwithstanding 6 above.

8. Section 69 of, and Schedule 7 to, the Finance Act 1997 provides that if on or after October 8, 1996, a UK resident company pays a dividend where there are arrangements by virtue of which the amount, timing or form of the dividend is referable to a transaction in shares or securities (a "special dividend"), that special dividend will be treated in the same way as FID. Accordingly, if a company pays a special dividend in respect of UK Equities which are held in the Trust, there will be no entitlement to a refundable tax credit in respect of that special dividend, notwithstanding 6 above.

9. Section 36 of the Finance (No. 2) Act 1997 provides that a UK resident company may not make an election to treat a cash dividend paid by it on or after April 6, 1999 as a FID.
     Section 36 of the Finance (No. 2) Act 1997 further provides that no dividend paid on or after April 6, 1999 may be treated as a FID by virtue of Schedule 7 to the Finance Act 1997.

10. The Trust may be held to be trading in stock rather than holding stock for investment purposes by virtue, inter alia, of the length of the time for which the stock is held. If the stock is purchased and sold through a UK resident agent, then, if the Trust is held to be trading in such stock, profits made on its subsequent disposal may, subject to 10 below, be liable to United Kingdom tax on income.

11. Under current law, the Trust's liability to tax on such profits will be limited to the amount of tax (if any) withheld from the Trust's income provided such profits derive from transactions carried out on behalf of the Trust by a UK agent where the following conditions are satisfied:

     11.1. the transactions from which the profits are derived are investment transactions;

     11.2. the agent carries on a business of providing investment management services;

     11.3. the transactions are carried out by the agent on behalf of the Trust in the ordinary course of that business;

     11.4. the remuneration received by the agent is at a rate which is not less than that which is customary for the type of business concerned;

     11.5. the agent acts for the Trust in an independent capacity.

          The agent will act in an independent capacity if the relationship between the agent and the Trust, taking account of its legal, financial and commercial characteristics, is one which would exist between independent persons dealing at arm's length. This will be regarded as the case by the UK Inland Revenue if, for example, the provision of services by the agent to the Trust (and any connected person) does not form a substantial part of the agent's business (namely where it does not exceed 70 percent of the agent's business, by reference to fees or some other measure if appropriate).

          In   addition,  this  condition  will  be  regarded  as
          satisfied by the UK Inland Revenue if interests in the Trust, a collective fund, are freely marketed;

     11.6. the agent (and persons connected with the agent) do not have a beneficial interest in more than 20 percent of the Trust's income derived from the investment transactions (excluding reasonable management fees paid to the agent); and

     11.7. the agent acts in no other capacity in the UK for the Trust.

          Further, where stock is purchased and sold by the Trust through a UK broker in the ordinary course of a brokerage business carried on in the UK by that broker, and the remuneration which the broker receives for the transactions is at a rate which is no less than that which is customary for that class of business and the broker acts in no other capacity for the Trust in the UK, profits arising from transactions carried out through that broker will not be liable to UK tax.

          Accordingly, unless a Unit holder is UK resident or, being non-UK resident, has a presence in the UK (other than through an agent or a broker acting in the manner described above) in connection with which the Units are held, the Unit holder will not be charged to UK tax on such profits.

12. If the Trustee has a presence in the UK, then it is technically possible that income or gains of the Fund could be assessed upon the Trustee, whether arising from securities (which includes stock) or from dealings in those securities. We understand that the Trustee has a branch in the UK. However, we consider that any such risk should be remote provided that:

     12.1. any income derived by the Trustee will be derived by it (see 6.1 above) as a resident of the US for the purposes of the Treaty; and

     12.2. the UK branch of the Trustee will not have any involvement with establishing or managing the Fund or its assets nor derive income or gains from the Fund or its assets.

13. Where the Trustee makes capital gains on the disposal of the UK Equities, a Unit holder will not be liable to UK capital gains tax on those gains.

14. UK stamp duty will generally be payable at the rate of 50p per 100 pounds of the consideration (or any part) in respect of a transfer of the shares in UK incorporated companies or in respect of transfers to be effected on a UK share register. UK stamp duty reserve tax will generally be payable on the entering into of an unconditional agreement to transfer such shares, or on a conditional agreement to transfer such shares becoming unconditional, at the rate of
     0.5 percent of the consideration to be provided. The tax will generally be paid by the purchaser of such shares.

     No UK stamp duty or stamp duty reserve tax should be payable on an agreement to transfer nor a transfer of Units, provided that such transfer is neither executed in nor brought into the UK.

15. In our opinion, the taxation paragraphs contained on pages 8 to 9 of the Final Prospectus under the heading "United Kingdom Taxation," as governed by the general words appearing immediately under the heading "United Kingdom Taxation - Tax Consequences of ownership of Ordinary Shares," which relate to the Trust and which are to be contained in the Final Prospectus to be issued for the Fund, represent a fair summary of material UK taxation consequences for a US resident Unit holder.

16. This opinion is addressed to you on the understanding that you (and only you) may rely upon it in connection with the issue and sale of the Units (and for no other purpose).

     This opinion may not be quoted or referred to in any public document or filed with any governmental agency or other person without our written consent. We understand that it is intended to produce a copy of this opinion to the Trustee. We consent to the provision of this opinion to the Trustee and confirm that, insofar as this opinion relates to the UK tax consequences for the Trust and US persons holdings Units in the Trust, the Trustee may similarly rely upon it in connection with the issue and sale of Units. However you should note that this opinion does not consider the UK tax consequences for the Trustee arising from its duties in respect of the Trust under the Indenture.

     We consent further to the reference which is made in the prospectus to be issued for the Fund to our opinion as to the UK tax consequences to US persons holding Units in the Trust.

                                    Yours faithfully




                                    Linklaters & Paines